Exhibit 10.5

HARLEY-DAVIDSON

AMENDED AND RESTATED SUPPLEMENTAL EXECUTIVE RETIREMENT PLAN

FOR

(“EXECUTIVE”)

HARLEY-DAVIDSON, INC., a Wisconsin corporation, together with its subsidiaries and affiliates (collectively referred to herein as the “Employer”), hereby amends and restates the previously established Supplemental Executive Retirement Plan (the “SERP”) for the Executive, effective as of the      day of                 ,             , as follows:

1. Purpose. The purpose of the SERP is to provide the Executive with retirement income benefits which are supplemental to entitlements under the Funded Plan, the Harley-Davidson Retirement Savings Plan, the Harley-Davidson Pension Benefit Restoration Plan, and the Employer’s post-retirement medical benefits plan.

2. Definitions. The following terms have the following meanings unless the context clearly indicates otherwise:

(a) “Affiliate” means each corporation, trade or business that, with the Company, constitutes a controlled group of corporations, or group of trades or businesses under common control, within the meaning of Code Sections 414(b) or (c); provided that for purposes of determining when the Executive has incurred a Separation from Service, the phrase “at least 50 percent” shall be used in place of “at least 80 percent” each place it appears in Code Section 414(b) and (c) and the regulations thereunder.

(b) “Applicable Interest Rate” means the product of (i) one (1.0) minus the applicable maximum tax rate at the Executive’s Determination Date, with such rate expressed as a decimal, and (ii) the discount rate used by the Company to value the obligations of the Funded Plan, as set forth in the Company’s disclosure for purposes of Statement of Financial Accounting Standard No. 87 (or any successor) for the fiscal year of the Company that includes the first day of the month coincident with or next following the Participant’s Separation from Service for any reason other than death, with such rate also expressed as a decimal. The product shall then be rounded up to the nearest hundredth. The “applicable maximum tax rate” means the total of the maximum federal individual income tax, the maximum State of Wisconsin individual income tax, and the Hospital Insurance (Medicare) payroll tax, taking into account the deductibility of state income taxes for federal income tax purposes, to the extent permitted by law and tax rates as they are legally in effect at the Executive’s Determination Date. Any subsequent adjustments which may be made to tax rates or to the Funded Plan’s expected rate of return on plan assets, even if having retroactive effect to such date, shall be disregarded.

(c) “Applicable Percentage” means thirty-five percent (35%) plus, for each full calendar month of employment completed by the Executive after age fifty-five (55), one thousand seven hundred eighty-six ten-thousandths percent (0.1786%), not to exceed a maximum of fifty percent (50%) at age sixty-two (62).

(d) “Board” means the Board of Directors of Harley-Davidson, Inc.

(e) “Change of Control Event” means a “change in control event” (as such term is defined for purposes of Code Section 409A) with respect to the Company.

(f) “Code” means the Internal Revenue Code of 1986, as it may be amended from time to time.

(g) “Committee” means the Retirement Plans Committee appointed by the Board, or, if such Committee is unable to fulfill its duties under the SERP, the Board.

(h) “Company” means Harley-Davidson, Inc., or any successor thereto.

(i) “Determination Date” has the meaning assigned in the Harley-Davidson Pension Benefit Restoration Plan.

(j) “Earnings” and “Final Average Earnings” have the meanings assigned to such terms by the Funded Plan except that each shall be determined for purposes of this SERP without regard to the limitations on pensionable earnings imposed by Code Section 401(a)(17) and increased by any amount which would be taxable compensation if such amount were not contributed as a pretax contribution to a nonqualified plan of deferred compensation maintained by an Employer.

(k) “Effective Date” means the date first above written.

(l) “Funded Plan” means the Retirement Annuity Plan for Salaried Employees of Harley-Davidson, as from time to time amended and in effect.

(m) “Payment Date” shall have the meaning assigned in the Harley-Davidson Pension Benefit Restoration Plan.

(n) “SERP Benefit” means the monthly benefit payable in the form of a single life annuity for the life of the Executive equal to the Applicable Percentage multiplied by the Executive’s Final Average Earnings as specially defined for purposes of this SERP, offset and reduced by the Executive’s monthly benefit entitlement payable in the normal single life annuity form under (i) the Funded Plan and (ii) the Harley-Davidson Pension Benefit Restoration Plan. A SERP Benefit hereunder is payable only to an Executive who is living on the date payments are to commence to be paid to the Executive, which is deemed to be the Executive’s Determination Date. “Annuity,” for all purposes hereunder, means periodic payments of income and does not, under any circumstance, suggest or require that a contract from an insurance company will be obtained to provide such periodic payments.

(o) “Spouse” means the surviving spouse of the Executive, as such term is defined in the Funded Plan.

3. Vesting. The Executive’s entitlement to the SERP Benefit hereunder vests and becomes nonforfeitable, to the extent accrued, upon completion of fifteen (15) Years of Vesting Service and attainment of age fifty-five (55) before termination of employment for any reason, including death. For purposes of this SERP the term “Years of Vesting Service” has the meaning assigned to it by the Funded Plan.

4. Coordination of SERP Benefits with Pension Benefit Restoration Plan. The SERP Benefit hereunder and any benefit entitlements of the Executive under the Harley-Davidson Pension Benefit Restoration Plan shall be coordinated by the Employer so as to have the effect of being benefits provided by a single plan or program. As a result, the same form and time of benefit payment is required for benefits under each program and the benefits payable under each program may be combined into one payment or check. The Executive’s SERP Benefit shall be paid at the same time and in the same form of benefit payment elected by the Executive under the Harley-Davidson Pension Benefit Restoration Plan.

5. Amount of SERP Benefit.

(a) Annuity Form of Payment. If the SERP Benefit is to be paid in the form of an annuity other than a single life annuity form of payment, the Executive’s single life annuity payment hereunder shall be converted to the actuarial equivalent of such benefit on the basis of the Funded Plan’s method of determining actuarial equivalency.

(b) Lump Sum Form of Payment. If the SERP Benefit is to be paid in the form of a lump sum, the amount of the Executive’s lump sum cash payment shall be determined as of the Executive’s Determination Date but paid on the Payment Date. The amount of the Executive’s single sum cash payment shall be equal to (A) the present value of the Executive’s SERP Benefit as of the Determination Date, and (B) interest for the period from the Determination Date through the last day of the month preceding the Payment Date. The present value determination shall be made on the assumption that two hundred forty (240) consecutive monthly SERP Benefit payments in the form of a single life annuity would otherwise have been made to the Executive, commencing on the Executive’s Determination Date. The Applicable Interest Rate shall be used to determine present value, including, when the assumed benefit commencement date is later than the Determination Date, discounting the present value determined as of the assumed commencement date to the Determination Date, and for crediting interest from the Determination Date to the Payment Date.

6. Death On or After Separation from Service. If the vested Executive dies on or after the date of his Separation from Service, the only benefits that are payable under the SERP shall be those, if any, that are payable in accordance with the form of benefit payment applicable to the Executive.

7. Death Prior to Separation from Service.

(a) Entitlement to, Timing and Form of Payment. If the vested Executive dies before the payment or commencement of benefits hereunder, and the Executive has a Spouse who is eligible to receive a preretirement surviving spouse benefit under the Funded Plan, such Spouse shall be entitled to receive a preretirement surviving spouse benefit hereunder. The payment of such preretirement surviving spouse benefit shall be made at the same time and in the same form of distribution as applies to the Spouse under the Harley-Davidson Pension Benefit Restoration Plan.

(b) Amount of Payment. If the surviving Spouse benefit is payable as monthly payments for the life of the surviving Spouse, such monthly payments shall be equal in amount to the Spouse’s monthly preretirement surviving spouse benefit, determined using the Funded Plan methodology for determining preretirement surviving spouse benefits based on the deceased Executive’s accrued benefits under the SERP immediately prior to death. If the surviving Spouse benefit is payable as a lump sum, the single lump sum cash amount shall be equal to the present value of the monthly benefits described hereinabove, determined on the assumption that two hundred forty (240) consecutive monthly benefit payments would otherwise be made, commencing on the first day of the month following the Executive’s date of death. The Applicable Interest Rate shall be used to determine present value.

8. Other Terminations of Employment. If employment terminates before the Executive is vested in SERP Benefits, or if employment terminates due to the death of the Executive and the Executive does not have a surviving Spouse, no benefits are payable hereunder.

9. Effect of Change of Control Event.

(a) Prior to Separation from Service. If a Change of Control Event is determined by the Committee to have occurred while the Executive is actively employed by the Employer, the Committee may, in its sole discretion, establish an irrevocable grantor trust, to be entered into by the Employer and the trustee thereof, for the purpose of holding assets sufficient to fund some or all of the liability or contingent liability of the Employer to pay benefits hereunder to the Executive. Funding of such irrevocable grantor (“rabbi”) trust shall be in the discretion of the Board.

(b) After Separation from Service. If, after the Executive incurs a Separation from Service, a Change of Control Event occurs (which shall be considered an intervening event for purposes of Code Section 409A that permits an acceleration of payments), and the Executive or Spouse, as applicable, has not yet received all amounts due under the SERP, then the Employer shall cash out, in a single lump sum payment amount, the present value of any remaining payments yet to be made to or on behalf of the Executive. Present value in this situation shall be determined as of the first day of the month following the month in which the Change of Control Event is determined to have occurred and shall be based on the assumption that the recipient of the monthly payments has the life expectancy assigned to a person of the same age under the Funded Plan’s general mortality assumptions used for funding purposes. The Applicable Interest Rate shall be used to determine present value.

10. Administration of the SERP. The Committee shall administer and interpret the SERP, and supervise its operation. Interpretation of the SERP by the Committee shall be final and binding upon the Executive.

11. Unfunded SERP. This SERP is unfunded and is maintained by the Employer primarily for the purpose of providing deferred compensation for a select member of management who is also highly compensated. Nothing contained in this SERP and no action taken pursuant to its terms shall create or be construed to create a fiduciary relationship between the Employer and the Executive, or any other person. The right of the Executive to receive benefits hereunder shall be an unsecured claim against the general assets of the Employer and neither the Executive nor any other person shall have any rights in or against any amounts which may be earmarked by the Employer in order to implement this SERP, or any other specific assets of the Employer.

12. Additional Section 409A Provisions.

(a) Accelerated Distribution Following Section 409A Failure. If an amount under this SERP is required to be included in the Executive’s income under Code Section 409A prior to the date such amount is actually distributed, the Executive shall receive a distribution, in a lump sum, within ninety (90) days after the date it is finally determined that the SERP fails to meet the requirements of Code Section 409A. The distribution shall equal the amount required to be included in the Executive’s income as a result of such failure.

(b) Permitted Delay in Payment. If a distribution required under the terms of this SERP would jeopardize the ability of the Company or of an Affiliate to continue as a going concern, the Company or the Affiliate shall not be required to make such distribution. Rather, the distribution shall be delayed until the first date that making the distribution does not jeopardize the ability of the Company or of an Affiliate to continue as a going concern. Further, if any distribution pursuant to the SERP will violate the terms of Section 16(b) of the Securities Exchange Act of 1934 or other Federal securities laws, or any other applicable law, then the distribution shall be delayed until the earliest date on which making the distribution will not violate such law.

13. Additional ERISA Provisions. The Committee is the named fiduciary. The SERP is unfunded. Direct payment is the basis of payment of benefits under the SERP. The Committee shall determine all claims in accordance with the claims procedure set forth in the Harley-Davidson Pension Benefit Restoration Plan.

14. Tax Withholding. The Employer shall have the right to deduct from any benefit payment made hereunder, or from any other amount due the Executive, the amount of cash sufficient to satisfy the Employer’s foreign, federal, state or local income tax withholding obligations with respect to such deferral (or vesting thereof) or payment. In addition, if prior to the date of distribution of any amount hereunder, the Federal Insurance Contributions Act (FICA) tax imposed under Code Sections 3101, 3121(a) and 3121(v)(2), where applicable, becomes due, the Committee may direct that the Executive’s benefit be reduced by an actuarially equivalent amount to reflect the amount needed to pay the Executive’s portion of such tax.

15. Assignment. The right of the Executive or any other person to the payment of benefits under this SERP shall not be assigned, transferred, pledged or encumbered.

16. Effect on Retirement Plans. Any benefits accrued hereunder shall not be deemed compensation to the Executive for the purpose of computing benefits under any qualified retirement plan or other benefit plan, whether qualified or nonqualified, which may be maintained by an Employer.

17. Severability. If any of the provisions of this SERP shall be held to be invalid, or shall be determined to be inconsistent with the purpose of this SERP, the remainder of the agreement shall not be affected thereby.

18. Binding upon Successors. This SERP shall be binding upon and inure to the benefit of the Employer and its successors and assigns and the Executive and the Executive’s heirs, executors, administrators, and legal representatives.

19. Governing Law. This SERP shall be construed in accordance with and governed by the laws of the State of Wisconsin, without reference to conflict of law principles thereof, to the extent not preempted by federal law.

HARLEY-DAVIDSON, INC.

By:
[Name of Employee]